For Immediate Release

BLUE WOLF MONGOLIA HOLDINGS CORP. ANNOUNCES EXTENSION OF TENDER OFFER

Tender Offer Extended until 5:00 p.m., New York City Time, on July 15, 2013,

Unless Further Extended or Earlier Terminated

  New York, New York, June 20, 2013 –Blue Wolf Mongolia Holdings Corp. (NASDAQ: MNGL) (“Blue Wolf” or the “Company”) today announced that the Company’s previously announced tender offer has been extended, in accordance with applicable rules and regulations governing tender offers, until 5:00 p.m., New York City time, on July 15, 2013, unless further extended or terminated. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on June 19, 2013.

The completion of the tender offer is a condition to Blue Wolf’s previously announced business combination with Li3 Energy, Inc. (“Li3”).  The extension is being made to comply with the rules and procedure requirements of the Securities Exchange Commission (“SEC”). Except for such extension, all of the terms and conditions set forth in the tender offer materials filed with the SEC on May 21, 2013 remain unchanged.

Shareholders who support Blue Wolf’s business combination with Li3 should not tender their ordinary shares in the tender offer, and if they have previously done so, should withdraw such tendered shares prior to 5:00 p.m. New York City time, on July 15, 2013.  Tenders of Blue Wolf’s ordinary shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer in accordance with the procedures described in the previously provided tender offer materials.

The tender offer is subject to the conditions and other terms set forth in the Offer to Purchase, dated May 21, 2013, and other tender offer materials (as they may be amended or supplemented) that have been distributed to Blue Wolf’s shareholders.  In particular, the tender offer is conditioned on, among other things, that the business combination with Li3, in Blue Wolf’s reasonable judgment, is capable of being consummated contemporaneously with the tender offer.

The last reported trading price of Blue Wolf ordinary shares on the Nasdaq Capital Market on June 19, 2013 was $10.29 per share. As of June 19, 2013, 1,871,703 ordinary shares have been tendered and not withdrawn.

Morrow & Co., LLC is acting as the information agent for the Offer, and the depositary is Continental Stock Transfer & Trust Company. Shareholders are urged to review the Offer to Purchase which is available at www.sec.gov and which has been distributed to holders of record and brokers who hold for shareholders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400) or via e-mail at mngl.info@morrowco.com.

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell Blue Wolf ordinary shares. The solicitation of offers to buy Blue Wolf ordinary shares will only be made pursuant to the Offer to Purchase (as amended or supplemented), the letter of transmittal, and other related documents that Blue Wolf has sent or will send to its shareholders. The tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer. Tender offer materials have been distributed to Blue Wolf’s shareholders at no expense and will be available at no charge on the SEC’s website at www.sec.gov and from the Information Agent.

About Blue Wolf Mongolia Holdings Corp.

Blue Wolf is a blank check company formed in the British Virgin Islands on March 11, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In July 2011, Blue Wolf completed its initial public offering of 8,050,000 units. Upon the closing of the initial public offering, Blue Wolf deposited $80,237,500 ($9.97 per share) in a trust account. Blue Wolf conducted a previous tender offer in connection with the amendment of its charter to extend its corporate existence. Subsequent to payment of redemption amounts associated with Blue Wolf’s previous tender offer, approximately $22.5 million remains in Blue Wolf’s trust account.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Blue Wolf gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that more than 1,467,970 of Blue Wolf’s ordinary shares will be validly tendered and not properly withdrawn prior to the expiration of the tender offer which would then cause it to (i) be unable to satisfy the Maximum Tender Condition and the Merger Condition (as each is described in the Offer to Purchase), (ii) be unable to consummate the business combination and (iii) withdraw the tender offer; the risk that Blue Wolf’s Registration Statement on Form F-4 is not declared effective prior to July 22, 2013, or even if effective, Li3 may not have sufficient time subsequent to effectiveness to seek stockholder approval of the business combination under Nevada law, or even if so, that Li3 stockholders do not approve the business combination; the risk that governmental and regulatory review of the tender offer documents may delay the business combination or result in the inability of the business combination to be consummated by July 22, 2013 and the length of time necessary to consummate the business combination; the risk that a condition to consummation of the business combination may not be satisfied or waived; the risk that the anticipated benefits of the business combination may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, margins, mineral reserve estimates or any other financial items are not realized; changing legislation and regulatory environments including those in foreign jurisdictions in which Li3 intends to operate; the ability to list and comply with NASDAQ’s continuing listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees; Li3’s mineral operations are subject to Chilean law and government regulation; validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results; our ability to raise additional capital for exploration; development and commercialization of our projects; future findings and economic assessment reports; our ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and fluctuations in lithium prices. These risks, as well as other risks associated with the proposed business combination, are more fully discussed in the Schedule TO (and any amendments thereto) filed by Blue Wolf in connection with the business combination and the tender offer. For further information about risks faced by Li3, see the “Risk Factors” section of Li3’s Form S-1, filed with the SEC on January 17, 2013. Blue Wolf undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

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Company Contact: Lee O. Kraus, CEO & Chairman Phone: (203) 622-4903	Information Agent: Morrow & Co., LLC 470 West Avenue, 3rd Floor Stamford, Connecticut 06902 Telephone: (800) 662-5200 Banks and Brokerage Firms: (203) 685-9400 mngl.info@morrowco.com